Exhibit 99.1

MARINEMAX REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR 2022 RESULTS

~Fourth Quarter Revenue Increases Over 16% to $537 Million~

~Fourth Quarter Same-Stores Sales Growth Exceeds 11%~

~Fourth Quarter Gross Margins of 36.7% Driven by Higher Margin Businesses~

~Record Fourth Quarter Diluted Earnings Per Share of $1.73~

~Record Fiscal 2022 Revenue Surpasses $2.3 Billion~

~2022 Diluted Earnings Per Share of $8.84 or Adjusted $9.00 EPS Surpasses High End of Guidance Range~

~Company Provides Annual Guidance for Fiscal 2023~

CLEARWATER, FL, October 27, 2022 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced record results for its fourth quarter and full year ended September 30, 2022.

Revenue grew over 16% to a record $536.8 million for the quarter ended September 30, 2022, from $462.3 million for the comparable quarter last year. Same-store sales grew over 11%. This growth was despite the difficulties presented by Hurricane Ian which impacted the Company’s largest market, Florida. The revenue growth overall was driven by continued strong demand for boating and our selective acquisitions with exceptional strategic growth results.

Net income for the quarter ended September 30, 2022 was $38.4 million, or $1.73 per diluted share, compared to $32.8 million, or $1.45 per diluted share in the comparable prior year period. Included in the quarter ended September 30, 2022, is $4.8 million of expenses, or $0.17 per diluted share, net of tax, associated with Hurricane Ian related expenses. Excluding Hurricane Ian related expenses, net income rose 28% to $42.0 million or $1.90 per diluted share for the quarter ended September 30, 2022.

For the fiscal year ended September 30, 2022, revenue increased 12% to $2.31 billion compared with $2.06 billion for the prior fiscal year. The revenue increase was driven primarily by successful strategic acquisitions completed during the fiscal year and by strong same-store sales growth of 5% which was on top of a 13% increase last year.

Net income for the fiscal year ended September 30, 2022, was $198.0 million, or $8.84 per diluted share, compared to net income of $155.0 million, or $6.78 per diluted share in the prior year. Included in fiscal 2022, are $4.8 million of expenses, or $0.16 per diluted share, net of tax, associated with Hurricane Ian. Excluding Hurricane Ian related expenses, net income rose 30% to $201.6 million or $9.00 per diluted share for the year ended September 30, 2022.

W. Brett McGill, Chief Executive Officer and President stated, “As with any natural disaster such as Hurricane Ian, MarineMax is committed to supporting the impacted families and communities. Our team’s training, past experiences, and proactive efforts were instrumental in not only preparing our operations for the storm but also providing on-the-ground assistance in the impacted areas.”

Mr. McGill continued, ‘The extraordinary efforts of MarineMax’s team members, coupled with the ongoing execution of our strategic initiatives, generated record fiscal year revenue of more than $2.3 billion, our highest yearly gross margin since inception, and record adjusted earnings per share of $9.00. We are very proud of these outstanding achievements and believe this further demonstrates the resiliency and diversification of our higher margin platform that is benefitting from our global market presence, premium brands, valuable real estate locations, exceptional customer service, technology advancements, strategic acquisitions, and our unwavering commitment to build on our strong company culture. The recent completion of the IGY Marina’s acquisition further strengthens our higher margin platform and resilient revenue streams for the future.”

Mr. McGill continued, “While certain segments of our industry may begin to feel the effects of economic tightening, the premium segments which we operate within, historically have been far more resilient. Furthermore, our industry-leading balance sheet is extremely well-capitalized, which was further strengthened by our record 2022 results and supported the acquisition of multiple higher margin businesses during the year. This financial flexibility allows us to selectively acquire and strategically grow our business while expanding company-wide margins. As a direct result of our strategic growth plan, we are now positioned with multiple growth platforms which we believe will drive sustainable long-term shareholder value.”

Fiscal 2023 Guidance

Based on current business conditions, retail trends, and other factors, the Company currently expects earnings per diluted share to be in the range of $7.90 to $8.40 for fiscal 2023, including the recently announced IGY Marina’s acquisition. This compares to non-GAAP adjusted diluted earnings per share of $9.00 in fiscal 2022. The adjustment to fiscal 2022 reflects the removal of Hurricane Ian expenses. These expectations do not consider, or give effect for, material acquisitions, other than IGY, that may be completed by the Company during fiscal 2023 or other unforeseen events, including changes in global economic conditions.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts, and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 120 locations worldwide, including 78 retail dealership locations, some of which include marinas. Collectively, with the IGY acquisition, MarineMax owns or operates 57 marinas worldwide. Through Fraser Yachts and Northrop & Johnson, the Company also is the largest superyacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. Intrepid Powerboats, a MarineMax company, manufactures powerboats and sells through a direct-to-consumer model. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands. The Company also owns Boatyard, an industry-leading customer experience digital product company. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the fourth quarter and the fiscal year ended September 30, 2022; the IGY Marina’s acquisition further strengthening of the Company's higher margin platform and resilient revenue streams for the future; the Company's financial flexibility and that flexibility allowing the Company to acquire and strategically grow its business while expanding company-wide margins; the Company's positioning with multiple growth platforms which the Company believes will drive sustainable long-term shareholder value; and the Company's fiscal 2023 guidance. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2021 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investors:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	727-531-1700	investorrelations@marinemax.com.
Media:
Katherine Cooper
MarineMax, Inc

###

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$536,764	$462,310	$2,308,098	$2,063,257
Cost of sales	339,997	287,758	1,502,344	1,403,824
Gross profit	196,767	174,552	805,754	659,433

Selling, general, and administrative expenses	145,848	130,854	540,550	449,974
Income from operations	50,919	43,698	265,204	209,459

Interest expense	984	666	3,283	3,665
Income before income tax provision	49,935	43,032	261,921	205,794

Income tax provision	11,575	10,206	63,932	50,815
Net income	$38,360	$32,826	$197,989	$154,979

Basic net income per common share	$1.78	$1.51	$9.12	$7.04

Diluted net income per common share	$1.73	$1.45	$8.84	$6.78

Weighted average number of common shares used in computing net income per common share:

Basic	21,541,279	21,742,888	21,706,225	22,010,130
Diluted	22,231,163	22,673,350	22,399,209	22,859,498

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$228,274	$222,192
Accounts receivable, net	50,287	47,651
Inventories, net	454,359	230,984
Prepaid expenses and other current assets	21,077	16,692
Total current assets	753,997	517,519

Property and equipment, net	246,011	175,463
Operating lease right-of-use assets, net	96,837	104,901
Goodwill and other intangible assets, net	246,471	201,122
Other long-term assets	9,455	8,818
Total assets	$1,352,771	$1,007,823
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,342	$25,739
Contract liabilities (customer deposits)	144,427	100,660
Accrued expenses	89,402	86,594
Short-term borrowings	132,026	23,943
Current maturities on long-term debt	2,882	3,587
Current operating lease liabilities	9,693	10,570
Total current liabilities	412,772	251,093
Long-term debt, net of current maturities	45,301	47,498
Noncurrent operating lease liabilities	89,657	96,956
Deferred tax liabilities, net	15,401	9,268
Other long-term liabilities	6,974	8,116
Total liabilities	570,105	412,931
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	303,432	288,901
Accumulated other comprehensive income (loss)	(2,806)	648
Retained earnings	630,667	432,678
Treasury stock	(148,656)	(127,364)
Total shareholders’ equity	782,666	594,892
Total liabilities and shareholders’ equity	$1,352,771	$1,007,823

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Retail Operations	$508,854	$452,168	$2,199,026	$2,043,613
Product Manufacturing	46,469	23,583	176,273	44,000
Elimination of intersegment revenue	(18,559)	(13,441)	(67,201)	(24,356)
Revenue	$536,764	$462,310	$2,308,098	$2,063,257
Income from operations:
Retail Operations	$45,062	$42,193	$249,186	$207,034
Product Manufacturing	6,525	3,419	20,258	6,940
Elimination of intersegment income	(668)	(1,914)	(4,240)	(4,515)
Income from operations	$50,919	$43,698	$265,204	$209,459

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income	$38,360	$32,826	$197,989	$154,979
Hurricane expenses	4,800	—	4,800	—
Tax adjustments for items noted above (1)	(1,114)	—	(1,171)	—
Adjusted net income	$42,046	$32,826	$201,618	$154,979

Diluted net income per common share	$1.73	$1.45	$8.84	$6.78
Hurricane expenses	0.22	—	0.21	—
Tax adjustments for items noted above (1)	(0.05)	—	(0.05)	—
Adjusted diluted net income per common share	$1.90	$1.45	$9.00	$6.78

(1) Adjustments for taxes for unusual items are calculated based on the effective tax rate for each respective period presented and the jurisdiction of the adjustment.

Non-GAAP Financial Measure

This press release, along with the above Supplemental Financial Information table, contains “Adjusted net income,” which is a non-GAAP financial measure as defined under applicable securities legislation. In determining this measure, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measure. The Company believes this non-GAAP financial measure is a key performance indicator that improves the period-to-period comparability of the Company’s results and provides investors with more insight into, and an additional tool to understand and assess, the performance of the Company's ongoing core business operations. Investors and other readers are encouraged to review the related GAAP financial measure and the above reconciliation and should consider the non-GAAP financial measure as a supplement to, and not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.